Exhibit 99.2
I am pleased to announce that a proposal to approve a voluntary stock option exchange program and related amendment to our 2005 Stock Option and Incentive Plan (“Option Exchange Program”) will be submitted to our stockholders for vote at our 2009 annual meeting scheduled for May 28, 2009.
At iRobot, we consider stock options to be a significant component of our incentive and retention programs because we believe that equity compensation encourages us to act like owners of the company. Like many companies these days, iRobot has been, and continues to be, adversely affected by the global economic crisis. As a result of the significant decline in our stock price over the last few years, many of our employees now hold stock options with exercise prices that are significantly higher than the current market price of our common stock (known as out-of-the-money stock options).
If the Option Exchange Program is approved by our stockholders, eligible employees, which excludes our executive officers and directors, will be given an opportunity to exchange certain out-of-the-money outstanding stock options for new options with a lower exercise price covering a fewer number of options. The number of new options will be determined using exchange ratios designed to result in the new options having a fair value from an accounting perspective approximately equal to the stock options that are being exchanged. The new options will be granted with an exercise price equal to the closing price of our common stock on the date the Option Exchange Program closes. Additionally, the new options will have a new vesting schedule such that previously vested options will vest one year from the grant date of the new options and unvested options will have one year added to the original vesting date. It is currently expected that the Option Exchange Program will commence on or about April 30, 2009 and that eligible employees will then have at least 20 business days to elect to participate in the program.
The attached Frequently Asked Questions is intended to provide you with a high-level summary of the Option Exchange Program. Additional information on the proposed Option Exchange Program is also available in our preliminary proxy statement filed today with the Securities and Exchange Commission. For access to the proxy statement, please visit http://www.sec.gov/Archives/edgar/data/1159167/000095013509002475/b74873prpre14a.htm. As mentioned above, the Option Exchange Program has not yet commenced. Over the coming weeks, additional information regarding the program will be provided to you. We will also be holding informational meetings to answer any questions you might have at that time.
Participation in the Option Exchange Program is completely voluntary. This email does not constitute an offer to exchange, buy or sell stock options or iRobot’s common stock and is being sent to you for informational purposes only. Please understand that we cannot advise you on whether or not to exchange your options and recommend that you speak with a financial advisor to address questions about your personal decision.
Thank you for your continued service to iRobot.
Colin Angle
Chairman of the Board and CEO of iRobot Corporation
The tender offer described in this notice has not yet commenced. At the time the Option Exchange Program commences, iRobot Corporation will provide option holders who are eligible to participate in the Option Exchange Program with written materials explaining the precise terms and timing of the Option Exchange Program.  Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials, when those materials become available because they will contain important information about the Option Exchange Program. iRobot Corporation will file the Tender Offer Statement on Schedule TO with the Securities and Exchange Commission upon the commencement of the Option Exchange Program.  iRobot Corporation stockholders and option holders will be able to obtain these written materials and other documents filed by iRobot Corporation with the Securities and Exchange Commission free of charge from either the Securities and Exchange Commission’s website www.sec.gov or by written request to iRobot Corporation at 8 Crosby Drive, Bedford, Massachusetts 01730.